Exhibit 99

NEWS RELEASE

8229 Boone Boulevard, Suite 802 Vienna, VA 22182. USA Telephone (703) 506-9460 www.cel-sci.com	COMPANY CONTACT: Gavin de Windt CEL-SCI Corporation (703) 506-9460

CEL-SCI ANNOUNCES $5 MILLION REGISTERED DIRECT OFFERING

Vienna, VA, June 28, 2018 -- CEL-SCI Corporation (NYSE American: CVM) today announced it has entered into definitive agreements with institutional investors for an offering of shares of common stock with gross proceeds of approximately $5 million in a registered direct offering. The closing of the offering is expected to take place on or about July 2, 2018, subject to the satisfaction of customary closing conditions.

In connection with the offering, CEL-SCI will issue approximately 3,900,000 registered shares of common stock at a purchase price of $1.30 per share. Concurrently in a private placement, the Company will issue to the investors warrants to purchase up to 3,900,000 shares of its common stock. For each share of common stock purchased in the registered direct offering, the investors in the private placement will receive from CEL-SCI an unregistered warrant to purchase one share of common stock. The warrants have an exercise price of $1.75 per share, will be exercisable upon the 6 month anniversary of the issue date, and will expire 5.5 years from the issue date.

H.C. Wainwright & Co., LLC is acting as the exclusive placement agent for the offering.

CEL-SCI intends to use the net proceeds from the offering for the Phase 3 clinical study and general corporate purposes.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered pursuant to an effective "shelf" registration statement (File No. 333-205444). Such shares of common stock may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

A final prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may also be obtained from H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, by emailing placements@hcwco.com or by calling 646-975-6996.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CEL-SCI Corporation

CEL-SCI is a Phase 3 cancer immunotherapy company. The Phase 3 study is fully enrolled with 928 patients. When it comes to cancer immunotherapy, CEL-SCI believes it is most logical to boost the patient's immune system while it is still intact in order to have the greatest possible impact on survival. Therefore, in CEL-SCI's pivotal Phase 3 study patients who are newly diagnosed with advanced head and neck cancer are treated first with its lead investigational immunotherapy Multikine* (Leukocyte Interleukin, Injection), BEFORE they receive surgery, radiation and/or chemotherapy. This approach is unique. Most other cancer immunotherapies are used only after conventional therapies have been tried and/or failed. Head and neck cancer represents about 6% of all cancers. Multikine has received Orphan Drug designation from the FDA for the treatment of head and neck cancer patients with advanced squamous cell carcinoma. CEL-SCI has received patents for Multikine from the US, Europe, China and Japan.

The Company's LEAPS technology is currently being developed as a therapeutic vaccine for rheumatoid arthritis and is supported by grants from the National Institutes of Health. The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the completion, size and use of proceeds of the registered direct offering that involve risks and uncertainties, including, without limitation, risks and uncertainties related to market conditions and the satisfaction of closing conditions related to the registered direct offering. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2017. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress.

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